FOR IMMEDIATE RELEASE
December 19, 2008
Contacts:                               Curt Hecker, President and
Chief Executive Officer
Intermountain Community Bancorp
(208) 263-0505
curth@panhandlebank.com
Doug Wright
Executive Vice President, Chief Financial Officer
Intermountain Community Bancorp
(509) 363-2635
dougw@intermountainbank.com
INTERMOUNTAIN COMMUNITY BANCORP RECEIVES $27 MILLION IN CAPITAL THROUGH U.S. TREASURY PROGRAM
SANDPOINT, Idaho, (BUSINESS WIRE) —Intermountain Community Bancorp (OTCBB: IMCB) (“Intermountain”), the holding company for Panhandle State Bank, the largest locally owned state bank in Idaho, announced today that it has completed its receipt of a $27 million investment from the U.S. Treasury Department as a voluntary participant in the TARP Capital Purchase Program.
Under the Capital Purchase Program, Intermountain has issued 27,000 shares of Series A preferred stock with a $1,000 per share liquidation value to the U.S. Treasury Department. The Series A preferred stock provides a 5% dividend for each of the first five years of investment and 9% thereafter until the shares are redeemed. In addition, Intermountain issued to the U.S. Treasury Department a warrant to purchase 653,226 shares of Intermountain common stock at an initial exercise price of $6.20 per share. Additional disclosure regarding the details of this transaction, the agreements and other documents has been filed with the Securities and Exchange Commission (“SEC”) and can be found on the SEC’s website at www.sec.gov.
Intermountain announced on November 7, 2008 that it had received preliminary approval for participation in the Capital Purchase Program, subject to approval of an amendment to its Articles of Incorporation to allow for the issuance of preferred stock. The amendment was approved at a Special Meeting of Shareholders on December 17, 2008.

Curt Hecker, President and Chief Executive Officer, said, “We are very pleased with the support of our shareholders and the opportunity to participate in the Capital Purchase Program. While we are already strongly capitalized, this new equity will increase our capacity to lend in our communities and the markets we serve, while enhancing our competitive position and flexibility in capitalizing on future opportunities.”
Intermountain’s total risk-based capital ratio of 11.87% at September 30, 2008 is above regulatory requirements for a well-capitalized financial institution. With the inclusion of capital from the U.S. Treasury, Intermountain’s total risk-based capital ratio increases to 14.77%, on a pro forma basis, at September 30, 2008.
About Intermountain Community Bancorp:
Intermountain is headquartered in Sandpoint, Idaho, and operates as four separate divisions with twenty banking locations in three states. Its banking subsidiary, Panhandle State Bank, offers financial services through northern Idaho offices in Sandpoint, Ponderay, Bonners Ferry, Priest River, Coeur d’Alene, Post Falls, Rathdrum and Kellogg. Intermountain Community Bank, a division of Panhandle State Bank, operates branches in southwest Idaho in Weiser, Payette, Nampa, Caldwell and Fruitland, as well as in Ontario, Oregon. Intermountain Community Bank Washington, a division of Panhandle State Bank, operates branches in downtown Spokane and Spokane Valley, Washington. Magic Valley Bank, a division of Panhandle State Bank, operates branches in Twin Falls and Gooding, Idaho.
Additional information on Intermountain Community Bancorp, and its internet banking services, can be found at www.intermountainbank.com.
This news release contains forward-looking statements within the Private Securities Litigation Reform Act of 1995. Such forward-looking statements may include, but are not limited to, statements about the Company’s plans, objectives, expectations and intentions and other statements contained in this report that are not historical facts. These forward-looking statements are inherently subject to significant business, economic and competitive uncertainties and contingencies, many of which are beyond the Company’s control. Actual results may differ materially from the results discussed in these forward-looking statements because of numerous possible risks and uncertainties. These include, but are not limited to: the possibility of adverse economic developments that may, among other things, increase default and delinquency risks in the Company’s loan portfolio; shifts in interest rates that may result in lower interest rate margins; shifts in the demand for the Company’s loan and other products; lower-than-expected revenue or cost savings in connection with acquisitions; changes in accounting policies; changes in the monetary and fiscal policies of the federal government; and changes in laws, regulations and the competitive environment.
Source: Intermountain Community Bancorp

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